EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE

     The following formula was used to calculate the  earnings per share in
Exhibit 13(a), page 17, Consolidated Statements of Income of the Annual Report to Shareholders of City Holding Company for the year ended December 31, 1994, included in this report.


     Ratio                         Calculation

Earnings Per Share                   Net Income
                                 Weighted Average
                                 Shares of Common
                                 Stock Outstanding
                                 for the period



                                        YEAR ENDED DECEMBER 31

                                    1994        1993         1992

Weighted Average
Shares Outstanding               3,772,638    3,762,783    3,779,502

Net Income
(in thousands)                     $ 6,959      $ 6,432      $ 5,904

Per Share Amount                   $  1.85      $  1.71      $  1.56


     No Common Stock equivalents exist and therefore primary and fully-diluted earnings per share are the same.